Exhibit 99.1

Tenax Therapeutics Announces $8.0 Million Registered Direct and PIPE Offerings
Priced At-the-Market Under Nasdaq Rules

Morrisville, NC, July 6, 2020 – Tenax Therapeutics, Inc. (Nasdaq: TENX) (“Tenax” or the “Company”), a specialty pharmaceutical company focused on identifying, developing, and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need, today announced that it has entered into a definitive agreement with a single healthcare-focused institutional investor for the issuance and sale of 2,523,611 shares of its common stock at a purchase price of $1.02780 per share and pre-funded warrants to purchase up to 652,313 shares of common stock, at a purchase price of $1.02770 per pre-funded warrant (which represents the per share offering price for the common stock less the $0.0001, the exercise price of each pre-funded warrant), in a registered direct offering priced at-the-market under Nasdaq rules. Additionally, in a concurrent private placement, Tenax has also agreed to issue to the investor pre-funded warrants to purchase up to 4,607,692 shares of common stock, at the same purchase price as in the registered direct offering, as well as unregistered warrants to purchase up to an aggregate of 7,783,616 shares of common stock. The aggregate gross proceeds to the Company of both offerings is expected to be approximately $8.0 million. As part of the offerings and subject to Nasdaq rules, the investor will have the right to designate two directors to the Company’s Board of Directors. The offerings are expected to close on or about July 8, 2020, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offerings.

The unregistered warrants will have an exercise price $0.903 per share and exercise period commencing immediately upon issuance date and a term of five and one-half (5.5) years.

Tenax currently intends to use the net proceeds from the offerings to further its clinical trials of levosimendan, for research and development and general corporate purposes, including working capital and potential acquisitions.

The shares of common stock and pre-funded warrants offered in the registered direct offering (including the shares of common stock underlying the pre-funded warrants) are being offered and sold by Tenax pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-2244951), including a base prospectus, previously filed with and declared effective by the Securities and Exchange Commission (SEC) on May 23, 2018. The offering of the shares of common stock and the pre-funded warrants to be issued in the registered direct offering are being made only by means of a prospectus supplement that forms a part of the registration statement. A final prospectus supplement and an accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Electronic copies of the prospectus supplement and accompanying base prospectus may also be obtained from H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at 646-975-6996 or e-mail at placements@hcwco.com.

The unregistered pre-funded warrants and unregistered warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the pre-funded warrants and the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the pre-funded warrants, warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Tenax Therapeutics
Tenax Therapeutics, Inc., is a specialty pharmaceutical company focused on identifying, developing, and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need. The Company has a world-class scientific advisory team including recognized global experts in pulmonary hypertension. The Company owns North American rights to develop and commercialize levosimendan and has recently released topline data regarding their Phase 2 clinical trial for the use of levosimendan in the treatment of Pulmonary Hypertension associated with Heart Failure and preserved Ejection Fraction (PH-HFpEF). For more information, visit www.tenaxthera.com.

Caution Regarding Forward-Looking Statements
This news release contains certain forward-looking statements by the Company that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. The forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to market and other conditions, the completion of the offerings, the satisfaction of customary closing conditions related to the offerings and the intended use of net proceeds from the offerings, as well as matters beyond the Company’s control that could lead to delays in the clinical study, new product introductions and customer acceptance of these new products; matters beyond the Company’s control that could impact the Company’s continued compliance with Nasdaq listing requirements; the impact of management changes on the Company’s business and unanticipated charges, costs and expenditures not currently contemplated that may occur as a result of management changes; and other risks and uncertainties as described in the Company’s filings with the Securities and Exchange Commission, including in its annual report on Form 10-K filed on March 30, 2020, and its quarterly report on Form 10-Q filed on May 15, 2020, as well as its other filings with the SEC. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, except as required by law. Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.